Exhibit 99.1

Jamba, Inc. Announces Fourth Quarter 2011 and Fiscal Year 2011 Financial Results

Jamba Achieves Strategic Priorities; Completes Turnaround

Comparable Company-Owned Store Sales Up 7.7%, Fifth Consecutive Quarter of Positive Comp

Store Sales, Total Revenues Increased 5.4%

First Fiscal Year of Positive Comparable Store Sales Growth since end of Fiscal 2007

Global Growth Launched with Openings in South Korea, Philippines and Canada

EMERYVILLE, Calif., March 7, 2012 — Jamba, Inc. (NASDAQ:JMBA) today reported financial results for the fourth quarter and fiscal year ended January 3, 2012.

For the quarter, the Company recorded a fifth consecutive quarter of positive Company-owned comparable store sales growth, a significant increase in store-level margin, ongoing expansion of international stores and growth of Jamba-branded CPG products with a new partnership and added retail distribution.

For the year, Jamba delivered on the Company’s strategic objectives and moved from the turnaround to the transformation phase of its efforts. Jamba’s new strategic objectives, introduced in January, are focused on transforming and growing Jamba from a smoothie company to a globally recognized lifestyle brand.

Highlights for the 13 weeks ended January 3, 2012, compared to the 12 weeks ended December 28, 2010:

•

Net loss was $(9.8) million, or $(0.15) diluted loss per share for the quarter, compared to a net loss of $(12.2) million, or $(0.21) diluted loss per share for the prior year period. Non-GAAP adjusted net loss was $(8.5) million, or $(0.13) diluted loss per share for the quarter, compared to a non-GAAP adjusted net loss of $(13.5) million, or $(0.23) diluted loss per share for the prior year quarter(1).

•

Company-owned comparable store sales(2) increased 7.7% for the quarter as compared to the prior year period, reflecting the Company’s fifth consecutive quarter of positive comparable stores sales growth.

•

System-wide comparable store sales(2) increased 5.7% for the quarter as compared to the prior year period, and franchise-operated comparable store sales(2) increased 4.0% for the quarter, as compared to the prior year period.

•

Total revenue for the fourth quarter increased 5.4% to $44.3 million from $42.1 million for the prior year period, primarily due to the 53rd week in fiscal 2011, partially offset by the reduction in the number of Company-owned stores as a result of the Company’s refranchising initiative. The 53rd week added approximately $3.6 million to total revenue. Non-GAAP adjusted total revenue(3) was $43.9 million for the quarter compared to non-GAAP adjusted total revenue(3) of $37.0 million for the prior year period.

•

General and administrative expenses for the quarter were $11.9 million compared to $8.9 million for the prior year period. On a non-GAAP adjusted basis, general and administrative expenses for the quarter were $8.3 million compared to $8.8 million for the prior year period(4).

•	Two new franchise-operated stores were opened in the U.S. during the quarter. Three Company-owned stores and one franchise store closed during the quarter.

•	Jamba’s international franchisees opened nine stores during the quarter.

Highlights for the 53 weeks ended January 3, 2012, compared to the 52 weeks ended December 28, 2010.

•

Net loss was $(8.3) million, or $(0.16) diluted loss per share for the year, compared to a net loss of $(16.7) million, or $(0.35) diluted loss per share for the prior year. Non-GAAP adjusted net loss was $(6.6) million, or $(0.14) diluted loss per share for the year, compared to a non-GAAP adjusted net loss of $(15.2) million, or $(0.33) diluted loss per share for the prior year(1).

•

Company-owned comparable store sales(2) increased 4.0% for the year as compared to the prior year, reflecting the Company’s first fiscal year of positive Company-owned comparable stores sales growth since the end of fiscal 2007.

•

System-wide comparable store sales(2) increased 3.7% for the year as compared to the prior year, and franchise-operated comparable store sales(2) increased 3.4% for the year, as compared to the prior year.

•

Total revenue for the year decreased 13.8% to $226.4 million from $262.7 million for the prior year, primarily due to the reduction in the number of Company-owned stores as a result of the Company’s refranchising initiative, partially offset by the approximately $3.6 million effect of the 53rd week in fiscal 2011. Non-GAAP adjusted total revenue(3) was $219.6 million for the year compared to non-GAAP adjusted total revenue(3) of $209.8 million for the prior year.

•

General and administrative expenses for the year were $37.8 million compared to $37.3 million for the prior year. On a non-GAAP adjusted basis, general and administrative expenses for the year were $33.4 million compared to $34.2 for the prior year(4).

•

22 new franchise-operated stores and nine new Company-owned stores were opened in the U.S. during the year. 11 Company-owned stores and 12 franchise stores closed during the year, of which four converted to express format during fiscal 2011.

•	Jamba’s international franchise operators opened 18 stores during the year.

“Fiscal 2011 was a year of significant progress for Jamba. We had our first fiscal year of positive same store sales at the Company and franchisee level since the end of fiscal 2007. We also expanded our beverage and food portfolio across all day parts, extended our CPG distribution to 30,000 outlets, and completed our refranchise initiative, while accelerating the development of franchise and non-traditional stores,” said James D. White, chairman, president, and CEO of Jamba Inc. “Importantly, we delivered on all of our strategic and plan objectives, which marked the completion of the turnaround phase of our efforts. Our new strategic priorities in our BLEND Plan 2.0 are to broaden and extend our efforts to move from a smoothie company to the leading global healthy, active lifestyle brand.”

“Our BLEND Plan 2.0 priorities are to make Jamba a top-of-mind healthy food and beverage brand, embody a healthy, active lifestyle throughout our entire enterprise, accelerate global retail growth through new and existing formats, build a global CPG platform in Jamba-relevant categories and reduce our costs and increase productivity,” continued Mr. White.

Results for the Fourth Quarter of Fiscal 2011

Revenue

For the fourth quarter ended January 3, 2012, total revenues increased 5.4% to $44.3 million from $42.1 million in the fourth quarter ended December 28, 2010. The increase is primarily due to the 53rd week in fiscal 2011, partially offset by the reduction in the number of Company-owned stores as a result of the Company’s refranchising initiative. During the fourth quarter of 2012, Company-owned comparable store sales increased 7.7%, system-wide comparable store sales increased 5.7% and franchise-operated comparable store sales increased 4.0%, compared to the prior year period(2). Franchise and other revenue increased 24.8% to $2.8 million from $2.2 million in the fourth quarter ended December 28, 2010. The increase was driven primarily by the increase in the number of franchise-operated stores. Jamba’s CPG license revenue was $0.3 million in the fourth quarter of fiscal 2011 and $0.4 million in the same prior year period. CPG license revenue for the year ended December 28, 2010, included a one-time receipt of $0.3 million.

General and Administrative (G&A)

For the fourth quarter ended January 3, 2012, G&A expenses were $11.9 million and included $0.5 million related to the 53rd week of fiscal 2011, $0.8 million related to settlement of outstanding litigation and related costs and $2.4 million for performance-based compensation.

Non-GAAP Adjusted Operating Profit(5) and Non-GAAP Adjusted Operating Profit Margin(5), Non-GAAP Adjusted Operating Profit (excluding refranchising)(6) and Non-GAAP Adjusted Operating Margin (excluding refranchising)(6)

Jamba’s non-GAAP adjusted operating profit margin(5) increased to 12.2% for the fourth quarter of 2011 on a year-over-year basis and on a dollar basis increased $5.5 million from the fourth quarter of 2010 reflecting the increase in Company-owned comparable store sales and the impact of the Company’s cost savings initiatives(5). Non-GAAP adjusted operating profit (excluding refranchising)(6) reflected an increase of $4.7 million and on a non-GAAP adjusted operating profit margin (excluding refranchising)(6) rate reflected a 1,006 basis point improvement to 11.5% in the fourth quarter of 2011 as compared to the prior year period. Quarterly comparisons excluding the effects of the refranchising initiative from non-GAAP adjusted operating profit will be provided until the end of the first quarter of fiscal 2012, which represents the last refranchising year-over-year comparable quarter. As a result of Jamba’s positive Company-owned comparable store sales increase, the Company has been able to improve the leverage of its fixed costs.

Non-GAAP Net Loss

Jamba’s non-GAAP net loss decreased to $(8.5) million or $(0.13) loss per share for the fourth quarter of 2011(1). The non-GAAP net loss excludes the impact related to the following non-routine items; 1) litigation settlement expenses of $0.8 million and 2) an expense adjustment made to other operating, net of $0.6 million related to prior years.

Results for Fiscal Year 2011

Revenue

For the fiscal year ended January 3, 2012, total revenues decreased 13.8% to $226.4 million from $262.7 million in the fiscal year ended December 28, 2010. The decrease is primarily due to the reduction in the number of Company-owned stores as a result of the Company’s refranchising initiative, partially offset by the 53rd week in fiscal 2011. During the fiscal year ended January 3, 2012, Company-owned comparable store sales increased 4.0%, system-wide comparable store sales increased 3.7% and franchise-operated comparable store sales increased 3.4%, compared to the prior year period(2). Franchise and other revenue increased 42.1% to $11.6 million from $8.2 million in the fiscal year ended December 28, 2010. The increase was driven primarily by the increase in the number of franchise-operated stores. Jamba’s CPG license revenue increased to $1.1 million in fiscal 2011 from almost $0.6 million in the prior year due primarily to the commercialization and sale of licensed Jamba consumer packaged goods products at approximately 30,000 retail points of distribution.

General and Administrative (G&A)

For the fiscal year ended January 3, 2012, G&A expenses were $37.8 million and included $2.9 million relating to performance-based compensation, $1.0 million related to the settlement of outstanding litigation and related costs and $0.5 million related to the 53rd week of fiscal 2011.

Non-GAAP Adjusted Operating Profit(5) and Non-GAAP Adjusted Operating Profit Margin(5), Non-GAAP Adjusted Operating Profit (excluding refranchising)(6) and Non-GAAP Adjusted Operating Margin (excluding refranchising)(6)

Jamba’s non-GAAP adjusted operating profit margin(5) increased by 500 basis points to 19.9% for fiscal 2011 on a year-over-year basis and on a dollar basis increased $5.9 million from fiscal 2010 reflecting the impact of the Company’s cost savings initiatives(5). Non-GAAP adjusted operating profit (excluding refranchising)(6) reflected an increase of $10.9 million and on a non-GAAP adjusted operating profit margin (excluding refranchising)(6) rate reflected a 430 basis point improvement to 19.9% for fiscal 2011 as compared to the prior year. As a result of Jamba’s positive Company-owned comparable store sales increase, the Company has been able to improve the leverage of its fixed costs.

Non-GAAP Net Loss

Jamba’s non-GAAP net loss decreased to $(6.6) million, or $(0.14) loss per share for fiscal 2011(1). The non-GAAP net loss excludes the impact related to the following non-routine items: 1) litigation settlement expenses of $1.0 million and 2) an expense adjustment made to other operating, net of $0.7 million related to a prior year.

Change in the Fiscal Quarter

Effective for Fiscal 2012, which began on January 4, 2012, the Company will change the end of its fiscal quarters. Each quarter will have 13 weeks, resulting in a 12 period fiscal year. Prior to fiscal 2012, the first quarter had 16 weeks and the three subsequent quarters had 12 weeks. The Company’s year-end continues to be the Tuesday closest to December 31. The supplemental tables include the proforma consolidated statement of operations in which the results of fiscal 2011 are presented on a 13-week quarter basis.

The change in fiscal quarter-end is intended to improve comparability with industry peers on a quarterly basis, align Jamba’s reporting cycle with a more traditional fiscal calendar and provide more consistent quarter to quarter comparison. The quarter-ends for fiscal 2012 are set forth in the following table:

Fiscal Quarter	Closing Date
Q1 2012	April 3, 2012
Q2 2012	July 3, 2012
Q3 2012	October 2, 2012
Q4 2012	January 1, 2013

Outlook for 2012

The Company continues to expect to achieve the following results for fiscal 2012:

•	Deliver positive Company-owned comparable store sales(2) of 3-4%;

•	Achieve adjusted operating profit margin(5) of 19-22%;

•	Develop 40-50 new stores in U.S. locations, plus 10-15 new stores at international locations, all excluding JambaGo™ units;

•	Maintain general and administrative expenses flat, in dollars, with fiscal 2011, excluding performance compensation;

•	Deliver CPG licensing revenue of approximately $3 million.

Liquidity

On January 3, 2012, the Company held $19.6 million in cash and cash equivalents as compared to $29.0 million cash and cash equivalents at December 28, 2010. On January 3, 2012, the Company held $1.4 million in restricted cash compared to a balance of $1.8 million on December 28, 2010.

Webcast and Conference Call Information

The conference call can be accessed live over the phone by dialing (877) 941-1427 or for international callers by dialing (480) 629-9664. A replay will be available at 8:00 p.m. EST and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the pin number is 4511608. The replay will be available until March 28, 2012. The call will be webcast live from the Company’s website at www.jambajuice.com under the Corporate Investor Relations section or directly at http://ir.jambajuice.com.

About Jamba, Inc.

Jamba, Inc. is a holding company which owns and franchises, on a global basis, Jamba Juice stores through its wholly-owned subsidiary, Jamba Juice Company. Jamba Juice Company is a leading restaurant retailer of better-for-you specialty beverages and food offerings which include great tasting fruit smoothies, fresh squeezed juices, hot teas, hot oatmeal made with organic steel cut oats, fruit and veggie smoothies, Fit’n FruitfulTM smoothies with Weight Burner BoostTM, Whirl’ns™ Frozen Yogurt, breakfast wraps, side salads, sandwiches, California Flatbreads™, and a variety of baked goods and snacks. As of January 3, 2012, there were 769 store locations globally, consisting of 307 Company-owned and operated stores (“Company Stores”) and 443 franchise-operated stores (“Franchise Stores”) in the United States and 19 international stores (“International Stores). As of January 3, 2012, Jamba Juice also had ten license agreements in place covering a variety of consumer packaged goods.

Forward-Looking Statements

This press release (including information incorporated or deemed incorporated by reference herein) contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those involving future events and future results that are based on current expectations, estimates, forecasts, and projections as well as the current beliefs and assumptions of the Company’s management. Words such as “outlook”, “believes”, “expects”, “appears”, “may”, “will”, “should”, “anticipates”, or the negative thereof or comparable terminology, are intended to identify such forward looking statements. Any statement that is not a historical fact, including the statements made under the caption “Outlook for 2012” and any other estimates, projections, future trends and the outcome of events that have not yet occurred, is a forward-looking statement. Forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore actual results may differ materially and adversely from those expressed in any forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to factors discussed under the section entitled “Risk Factors” in the Company’s reports filed with the SEC. Many of such factors relate to events and circumstances that are beyond the Company’s control. You should not place undue reliance on forward-looking statements. The Company does not assume any obligation to update the information contained in this press release.

CONTACT:

For Jamba, Inc., Investor Relations

Don Duffy, ICR

203-682-8200

investors@jambajuice.com

Non-GAAP Financial Measures

The Company provides certain supplemental non-GAAP financial measures to its investors as a complement to the most comparable GAAP measures. The GAAP measure most directly comparable to non-GAAP adjusted revenue is total revenue. The GAAP measure most directly comparable to non-GAAP adjusted operating profit and non-GAAP adjusted operating profit (excluding refranchising) is net income (loss). An explanation and reconciliation of each of these non-GAAP financial measures to GAAP information is set forth below.

The Company believes that providing these non-GAAP measures to its investors, in addition to corresponding GAAP income statement measures, provides investors the benefit of viewing the Company’s performance using the same financial metrics that the management team uses in making many key decisions and understanding how the Company’s core business operations may perform and may look in the future. The Company’s core business operations are comprised of Company-owned and franchise-operated stores and consumer packaged goods (CPG) licensing operations. The Company believes its core business performance represents the Company’s on-going performance in the ordinary course of its operations. Management excludes from the Company’s core business performance those items, such as impairment charges, income taxes, restructuring and severance programs and costs relating to specific major projects which are non-routine, expenses or income from certain legal actions, settlements and related costs, general and administrative expense, including non-cash compensation related to stock and options. Management does not believe these items, including non-cash items, are reflective of the Company’s ongoing core operations and accordingly excludes those items from non-GAAP adjusted operating profit and non-GAAP operating profit (excluding refranchising). Additionally, each non-GAAP measure has historically been presented by the Company as a complement to its most comparable GAAP measure, and the Company believes that the continuation of this practice increases the consistency and comparability of the Company’s earnings releases. The non-GAAP adjustments are discussed further below.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States of America. Non-GAAP measures should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies.

Footnotes

(1)

Non-GAAP adjusted net income (loss) is calculated as net income (loss) as determined in accordance with GAAP excluding the items described below and as specifically identified in the non-GAAP reconciliation schedules set forth below. The Company believes that net income (loss) adjusted for non-routine items is a helpful indicator of the Company’s operating performance in that it shows the net gain (loss) without the impact of the non-routine transactions, specifically, non-routine events, specifically, the effect of the 53rd week in fiscal 2011, the settlement of outstanding litigation and an adjustment relating to the prior years. Management does not believe non-routine items are reflective of the Company’s ongoing performance and accordingly excludes those items from non-GAAP adjusted net income (loss).

(2)	Comparable store sales are calculated using sales of Jamba Juice stores open at least thirteen full fiscal periods. Company-owned comparable store sales percentages are based on sales from Company-owned stores included in our store base. Franchise-operated comparable store sales percentages are based on sales from franchised stores, as reported by franchisees, which are included in our store base. System-wide sales percentages are based on sales by both Company-owned and franchise-operated stores, as reported by our franchisees, which are included in our store base. Company-owned stores that were sold in refranchising transactions are included in the stores base for each accounting period of the fiscal quarter to the extent the sale is consummated at least three days prior to the end of such accounting period, but only for the days such stores have been Company-owned. Thereafter, such stores are excluded from the store base until such stores have been franchise-operated for at least one full fiscal period, at which point such stores are included in the store base and compared to sales in the comparable period of the prior year. Comparable store sales exclude closed locations. Company-owned comparable store sales percentages as used herein, may not be equivalent to Company-owned comparable store sales as defined or used by other companies. Franchise-operated comparable store sales percentages and system-wide sales percentages as used herein are non-GAAP financial measures and should not be considered in isolation or as substitute for other measures of performance prepared in accordance with generally accepted accounting principles in the United States. Management reviews the increase or decrease in Company-owned comparable store sales, franchise-operated comparable store sales and system-wide sales compared with the same period in the prior year to assess business trends and make certain business decisions. The Company believes the data is useful in assessing the overall performance of the Jamba brand and, ultimately, the performance of the Company, the Company-owned stores, and the franchise-operated stores.
(3)	Non-GAAP adjusted total revenue excludes the impact of 59 Company-owned stores that were refranchised during or after the fourth fiscal quarter of 2010. The Company believes adjusted total revenue is a useful indicator of operating performance because it enables comparisons of the Company’s total revenue that are unaffected by the Company’s decision to sell Company-owned stores to franchisees instead of continuing to operate such stores as Company-owned stores.

(4)

Non-GAAP adjusted G&A expense is calculated as G&A as determined in accordance with GAAP excluding the items described below and as specifically identified in the non-GAAP reconciliation schedules set forth below. The Company believes that G&A expense adjusted for non-routine items and performance compensation is a helpful indicator of the Company’s operating performance in that it shows the G&A expense without the impact of the non-routine items and performance compensation, specifically, the impact of the 53rd week in fiscal 2011, the settlement of outstanding litigation and related costs and the annual bonus for achieving its strategic objectives. Management does not believe these items are reflective of the Company’s ongoing performance and accordingly excludes those items from non-GAAP adjusted G&A expense.

(5)	Non-GAAP adjusted operating profit is calculated as net profit as determined in accordance with GAAP, excluding the items described below and as specifically identified in the non-GAAP reconciliation schedules set forth below. Non-GAAP adjusted operating profit margin is calculated as non-GAAP adjusted operating profit as a percentage of GAAP total revenue. The Company evaluates its performance using non-GAAP adjusted operating profit margin to assess the Company’s historical and prospective operating financial performance, as well as its core operating performance relative to its competitors. Specifically, management uses this non-GAAP measure to further understand the Company’s core business operating performance. The Company believes its core business operating performance represents the Company’s on-going performance in the ordinary course of its core operations. Accordingly, the Company excludes from its core operating performance those items whose impact are not reflective of its core operations such as (a) interest income, (b) interest expense, (c) income taxes, (d) depreciation and amortization, (e) impairment of long-lived assets, (f) other operating, net, and (g) general and administrative expenses.
(6)	Non-GAAP adjusted operating profit (excluding refranchising) and non-GAAP adjusted profit margin (excluding refranchising) were calculated as described in Note 3 above, excluding the impact of 59 Company-owned stores that were refranchised during or after the fourth fiscal quarter of 2010. These non-GAAP measure enable comparisons of the Company’s non-GAAP adjusted operating profit and adjusted operating profit margin that are unaffected by the Company’s decision to sell Company-owned stores to franchisees instead of continuing to operate such stores as Company-owned stores.

JAMBA, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except share and per share amounts)	January 3, 2012	December 28, 2010
ASSETS
Current assets:
Cash and cash equivalents	$19,607	$29,024
Restricted cash	1,352	1,620
Receivables, net of allowances of $294 and $200	13,040	6,377
Inventories	2,228	2,486
Prepaid and refundable taxes	574	539
Prepaid rent	2,761	508
Assets held for sale	—	3,877
Prepaid expenses and other current assets	1,509	1,604

Total current assets	41,071	46,035
Property, fixtures and equipment, net	44,760	49,215
Trademarks and other intangible assets, net	1,130	1,341
Restricted cash	—	205
Deferred income taxes	—	40
Other long-term assets	1,332	3,218

Total assets	$88,293	$100,054

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,155	$6,851
Accrued compensation and benefits	6,566	6,161
Workers’ compensation and health insurance reserves	1,092	1,140
Accrued jambacard liability	33,256	29,756
Other current liabilities	9,961	12,622

Total current liabilities	55,030	56,530
Long-term workers’ compensation and health insurance reserves	—	166
Other long-term liabilities	13,079	15,416

Total liabilities	68,109	72,112

Commitments and contingencies
Series B redeemable preferred stock, $.001 par value, 304,348 shares authorized; 168,389 and 197,485 shares issued, and outstanding, respectively	17,880	20,554
Stockholders’ equity:
Common stock, $.001 par value, 150,000,000 shares authorized; 67,280,485 and 63,734,961 shares issued, and outstanding, respectively	68	64
Additional paid-in-capital	369,027	365,817
Accumulated deficit	(366,791)	(358,493)

Total stockholders’ equity	2,304	7,388

Total liabilities and stockholders’ equity	$88,293	$100,054

JAMBA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	13 WEEK PERIOD ENDED	12 WEEK PERIOD ENDED	53 WEEK PERIOD ENDED	52 WEEK PERIOD ENDED
(Dollars in thousands, except share and per share amounts)	January 3, 2012	December 28, 2010	January 3, 2012	December 28, 2010
Revenue:
Company stores	$41,563	$39,849	$214,837	$254,491
Franchise and other revenue	2,763	2,214	11,597	8,162

Total revenue	44,326	42,063	226,434	262,653

Costs and operating expenses:
Cost of sales	9,675	10,028	49,503	61,307
Labor	14,729	16,430	67,868	85,189
Occupancy	7,385	7,671	31,092	38,561
Store operating	7,119	8,039	32,847	38,358
Depreciation and amortization	2,842	3,101	12,463	14,610
General and administrative	11,917	8,937	37,798	37,262
Store pre-opening	73	210	965	648
Impairment of long-lived assets	77	486	1,291	2,778
Store lease termination and closure	82	1,779	721	4,255
Other operating, net	238	(2,460)	210	(4,292)

Total costs and operating expenses	54,137	54,221	234,758	278,676

Loss from operations	(9,811)	(12,158)	(8,324)	(16,023)
Other income (expense):
Interest income	33	14	159	73
Interest expense	(17)	(113)	(473)	(547)

Total other (income) expense, net	16	(99)	(314)	(474)

Loss before income taxes	(9,795)	(12,257)	(8,638)	(16,497)
Income tax benefit (expense)	(40)	41	340	(159)

Net loss	(9,835)	(12,216)	(8,298)	(16,656)

Redeemable preferred stock dividends and deemed dividends	(477)	(955)	(2,331)	(4,077)

Net loss attributable to common stockholders	$(10,312)	$(13,171)	$(10,629)	$(20,733)

Weighted-average shares used in the computation of loss per share:
Basic	67,190,892	62,475,315	66,310,654	58,711,495
Diluted	67,190,892	62,475,315	66,310,654	58,711,495
Loss per share:
Basic	$(0.15)	$(0.21)	$(0.16)	$(0.35)
Diluted	$(0.15)	$(0.21)	$(0.16)	$(0.35)

JAMBA, INC.

	13 WEEK PERIOD ENDED	12 WEEK PERIOD ENDED	53 WEEK PERIOD ENDED	52 WEEK PERIOD ENDED
	January 3, 2012	December 28, 2010	January 3, 2012	December 28, 2010
Reconciliation of GAAP Net Loss to Non-GAAP Adjusted Net Loss
(Unaudited)
(Dollars in thousands except per share amounts)
Net loss	$(9,835)	$(12,216)	$(8,298)	$(16,656)
Litigation settlement and related fees	753	—	1,013	2,094
Personnel structuring fees	—	—	—	350
Breakage relating to prior years	575	(1,257)	653	(1,030)

Non-GAAP Adjusted Net Loss	$(8,507)	$(13,473)	$(6,632)	$(15,242)

Redeemable preferred stock dividends and deemed dividends	$(477)	$(955)	$(2,331)	$(4,077)

Non-GAAP Adjusted Net Loss attributable to common stockholders	$(8,984)	$(14,428)	$(8,963)	$(19,319)

Loss per share adjusted - Basic and Diluted	$(0.13)	$(0.23)	$(0.14)	$(0.33)

Reconciliation of GAAP General & Administrative (G&A) Expense to Non-GAAP General & Administrative Expense adjusted

(Unaudited)

	13 WEEK PERIOD ENDED	12 WEEK PERIOD ENDED	53 WEEK PERIOD ENDED	52 WEEK PERIOD ENDED
(Dollars in thousands)	January 3, 2012	December 28, 2010	January 3, 2012	December 28, 2010
G&A expense	$11,917	$8,937	$37,798	$37,262
53 rd week in fiscal 2011	(494)	—	(494)	—
Litigation settlement and related fees	(753)	—	(1,013)	(2,094)
Personnel structuring fees	—	—	—	(350)

Non-GAAP G&A adjusted for 53rd week and litigation settlement	10,670	8,937	36,291	34,818
Performance-based compensation	(2,411)	(185)	(2,922)	(577)

Non-GAAP G&A expense adjusted	$8,259	$8,752	$33,369	$34,241

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted Operating Profit, Non-GAAP Adjusted Operating Profit Margin, Non-GAAP Adjusted Operating Profit (Excluding Refranchising) Non-GAAP Adjusted Operating Profit Margin (Excluding Refranchising) and GAAP Revenue to Non-GAAP Adjusted Total Revenue

(Unaudited)

(Dollars in thousands)	13 WEEK PERIOD ENDED	12 WEEK PERIOD ENDED	53 WEEK PERIOD ENDED	52 WEEK PERIOD ENDED
	January 3, 2012	December 28, 2010	January 3, 2012	December 28, 2010
Net loss	$(9,835)	$(12,216)	$(8,298)	$(16,656)
Interest income	(33)	(14)	(159)	(73)
Interest expense	17	113	473	547
Income tax (benefit) expense	40	(41)	(340)	159
Depreciation and amortization	2,842	3,101	12,463	14,610
Impairment of long-lived assets	77	486	1,291	2,778
Store pre-opening	73	210	965	648
Store lease termination and closure	82	1,779	721	4,255
Other operating, net	238	(2,460)	210	(4,292)
General and administrative	11,917	8,937	37,798	37,262

Non-GAAP Adjusted operating profit	$5,418	$(105)	$45,124	$39,238
Impact of refranchised stores	(380)	455	(1,499)	(6,466)

Non-GAAP Adjusted operating profit (excluding refranchising)	$5,038	$350	$43,625	$32,772

Non-GAAP Adjusted operating profit margin
Total Revenue	$44,326	$42,063	$226,434	$262,653

Non-GAAP Adjusted operating profit margin	12.2%	-0.2%	19.9%	14.9%

Non-GAAP Adjusted Operating profit margin (excluding refranchising)
(Dollars in thousands)
Revenue	$44,326	$42,063	$226,434	$262,653
Impact of refranchised stores	(416)	(5,025)	(6,878)	(52,860)

Non-GAAP Adjusted Total Revenue	$43,910	$37,038	$219,556	$209,793

Non-GAAP Adjusted operating profit margin (excluding refranchising)	11.5%	0.9%	19.9%	15.6%

JAMBA, INC.

STORE COUNT

(Unaudited)

	NUMBER OF STORES
	COMPANY	FRANCHISE		TOTAL
		Domestic	International
53 week period ended January 3, 2012
At December 28, 2010	351	391	1	743
Opened	9	22	18	49
Closed (1)	(11)	(12)	—	(23)
Refranchised	(42)	42	—	—

At January 3, 2012	307	443	19	769

(1) Includes four stores that converted to JambaGo format during the period ended January 3, 2012

52 week period ended December 28, 2010
At December 29, 2009	478	260	1	739
Opened	1	30	—	31
Closed	(23)	(4)	—	(27)
Refranchised	(105)	105	—	—

At December 28, 2010	351	391	1	743

COMPARABLE STORE SALES

(Unaudited)

	13 WEEK PERIOD ENDED	12 WEEK PERIOD ENDED	53 WEEK PERIOD ENDED	52 WEEK PERIOD ENDED
	January 3, 2012	December 28, 2010	January 3, 2012	December 28, 2010
Percentage Change in Comparable store sales
Company stores	7.7%	0.2%	4.0%	-2.3%
Franchise stores	4.0%	1.6%	3.4%	-1.6%
System-wide	5.7%	0.8%	3.7%	-2.1%
Percentage Change in Comparable Company store sales
Average check effect	3.6%	1.5%	4.8%	3.3%
Traffic effect	4.1%	-1.3%	-0.8%	-5.6%

Total Comparable Company store sales	7.7%	0.2%	4.0%	-2.3%

JAMBA, INC.

PROFORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	16 WEEK PERIOD ENDED APRIL 19, 2011	13 WEEK PERIOD ENDED MARCH 29, 2011	12 WEEK PERIOD ENDED JULY 12, 2011	13 WEEK PERIOD ENDED JUNE 28, 2011	12 WEEK PERIOD ENDED OCTOBER 4, 2011	13 WEEK PERIOD ENDED SEPTEMBER 27, 2011	13 WEEK PERIOD ENDED JANUARY 3, 2012	14 WEEK PERIOD PERIOD ENDED JANUARY 3, 2012	53 WEEK PERIOD ENDED JANUARY 3, 2012
	As reported	Proforma	As reported	Proforma	As reported	Proforma	As reported	Proforma	As reported
Revenue:
Company store revenue	$63,203	$48,231	$55,969	$60,585	$54,102	$60,233	$41,563	$45,788	$214,837
Franchise and other revenue	2,972	2,331	2,886	3,105	2,976	3,159	2,763	3,002	11,597

Total revenue	66,175	50,562	58,855	63,690	57,078	63,392	44,326	48,790	226,434

Costs and operating expenses:
Cost of sales	15,213	11,903	12,807	13,837	11,808	13,108	9,675	10,655	49,503
Labor	21,964	17,659	16,610	18,181	14,565	16,102	14,729	15,926	67,868
Occupancy	10,180	8,357	6,725	7,500	6,802	7,271	7,385	7,964	31,092
Store operating	9,521	7,984	7,668	8,019	8,539	9,095	7,119	7,749	32,847
Depreciation and amortization	3,956	3,269	2,860	3,058	2,805	3,060	2,842	3,076	12,463
General and administrative	10,445	8,404	8,038	8,706	7,398	8,152	11,917	12,536	37,798
Impairment of long-lived assets	576	576	326	326	312	312	77	77	1,291
Other operating, net	647	(1)	(68)	381	924	933	393	583	1,896

Total costs and operating expenses	72,502	58,151	54,966	60,008	53,153	58,033	54,137	58,566	234,758

Loss from operations	(6,327)	(7,589)	3,889	3,682	3,925	5,359	(9,811)	(9,776)	(8,324)

Other (expense) income:
Total other expense, net	(233)	(144)	(79)	(146)	(18)	(29)	16	5	(314)

Loss before income taxes	(6,560)	(7,733)	3,810	3,536	3,907	5,330	(9,795)	(9,771)	(8,638)
Income tax benefit (expense)	40	40	123	123	217	217	(40)	(40)	340

Net loss	(6,520)	(7,693)	3,933	3,659	4,124	5,547	(9,835)	(9,811)	(8,298)
Redeemable preferred stock dividends	(827)	(596)	(538)	(671)	(489)	(551)	(477)	(513)	(2,331)

Net loss attributable to common stockholders	$(7,347)	$(8,289)	$3,395	$2,988	$3,635	$4,996	$(10,312)	$(10,324)	$(10,629)